Exhibit 5.2

, 2022 [Form of Draft Opinion of DLA Piper Singapore Pte. Ltd.]	DLA Piper Singapore Pte. Ltd. 80 Raffles Place #48-01 UOB Plaza 1 Singapore 048624 T: +65 6512 9595 F: +65 6512 9500 dlapiper.com

Lanvin Group Holdings Limited 3701-02, Tower S2, Bund Finance Center, 600 Zhongshan Rd East No.2, Shanghai, 20010, China	Your reference
Our reference

Dear Sirs,

Project Heritage - Opinion of DLA Piper regarding validity of Lanvin Group Holdings Limited Warrants under New York law

We have acted as special United States counsel to Lanvin Group Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”) in connection with the Registration Statement on Form F-4 (File No. 333-266095) (the “Registration Statement”) initially filed on July 11, 2022 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of, inter alia, warrants (the “Warrants”) to purchase 20,700,000 ordinary shares of the Company, par value US$0.000001 per share, to be issued by the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In rendering the opinions stated herein, we have examined and relied upon the following:

a)	the Registration Statement;

b)	the Company’s Amended and Restated Memorandum and Articles of Association;

c)

the Business Combination Agreement, dated as of March 23, 2022, by and among Primavera Capital Acquisition Corporation, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PCAC”), the Company, Lanvin Group Heritage I Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“Merger Sub 1”), Lanvin Group Heritage II Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Company (“Merger Sub 2”) and Fosun Fashion Group (Cayman) Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“FFG”) (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”);

d)	the Plan of Merger between Merger Sub 1 and PCAC (the “Plan of Initial Merger”);

e)

the Warrant Agreement, dated January 21, 2021 by and between PCAC and Continental Stock Transfer & Trust Company (“CST”) (as subsequently assigned by PCAC to the Company by the Assignment, Assumption and Amendment Agreement dated March 23, 2022 by and among PCAC, Continental Stock Transfer & Trust Company, and the Company (the “Assignment Agreement”)) (as assigned, the “Warrant Agreement”, and together with the Assignment Agreement and the Business Combination Agreement, the “Transaction Documents”);

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f)	a specimen Warrant certificate (the “Warrant Specimen”); and

g)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Business Combination Agreement.

We do not express any opinion with respect to any laws other than the laws of the State of New York (the foregoing being referred to as “Specified Law”).

Subject to the assumptions, qualifications, exclusions and limitations that are identified in this letter, we advise you that at such time as the SPAC Warrants (as defined in the Business Combination Agreement) have ceased to be warrants with respect to the SPAC Shares (as defined in the Business Combination Agreement) at the Initial Merger Effective Time (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement:

1.	the Assignment Agreement has been duly authorized, executed and delivered by each party thereto; and

2.

the Warrants have been issued in accordance with the terms of the Warrant Agreement, the Business Combination Agreement and the Plan of Initial Merger, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Except for the activities described in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based.

We have assumed, for the purpose of this letter, that:

a)

each of the parties to each document we have reviewed: is in good standing and duly incorporated or organized under the laws of the jurisdiction of its incorporation or organization; had the power, corporate or otherwise, to enter into and perform all obligations thereunder; and has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement.

b)

each agreement we have examined for purposes of this letter: was duly authorized by all requisite corporate action of the parties thereto and that such documents were duly executed and delivered by each party thereto (except to the extent expressly stated in numbered paragraphs 1 and 2); and constitutes a valid and binding obligation of each party to that document and that each such party (except to the extent expressly stated in numbered paragraphs 1 and 2); and

c)

the choice of New York law to govern the Warrant Agreement is a valid and legal provision. In particular, the execution and delivery of the Warrant Agreement by the Company and the performance by the Company of its obligations under the Warrant Agreement do not and will not: result in any breach of any terms and provisions of, or constitute a default (or an event which with notice or laps of time or both, would constitute a default) under, any material contracts.

In preparing this letter we have relied without independent verification upon: factual information represented to be true in the Business Combination Agreement and other documents specifically identified at the beginning of this letter as having been read by us; factual information provided to us by the Company, its officers or representatives; and factual information we have obtained from such other sources as we have deemed reasonable.

While we have reviewed certain corporate records and other documents specifically identified at the beginning of this letter as having been read by us, we have not, undertaken any other investigation to determine the facts upon which the advice in this letter is based.

Each opinion (“validity opinion”) in this letter that any particular contract is a valid and binding obligation or is enforceable in accordance with its terms is subject to: the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; the effect of general principles of equity; and other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. “General principles of equity” include, but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defences such as waiver, laches and estoppel.

In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation).

It is possible that terms in a particular contract covered by our validity opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our validity opinion.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the federal laws of the United States, without our having made any investigation as to the applicability of any specific law unless such advice specifically references Specified Law , and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. We express no opinion as to what law might be applied by any courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute that may arise in the future.

This letter does not cover any other laws, statutes, governmental rules or regulations or decisions which in our experience are not usually considered for or covered by opinions like those contained in this letter or are not generally applicable to transactions of the kind covered by the Transaction Documents, including any regulatory laws or requirements specific to the industry in which you are engaged.

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

The opinions stated herein are subject to the following qualifications:

a)

except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms; and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by CST of the Warrant Agreement and that the Warrant Agreement constitutes the valid and binding obligation of CST, enforceable against CST in accordance with its terms;

b)

to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrant Agreement, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality;

c)

we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

d)

we call to your attention that irrespective of the agreement of the parties to the Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Warrant Agreement; and

e)	we have assumed that the choice of New York law to govern the Transaction Documents is a valid and legal provision. In addition, in rendering the foregoing opinions we have assumed that:

i.

none of (i) the execution and delivery by the Company of each of the Transaction Documents, (ii) the performance by the Company of its obligations under each of the Transaction Documents or (iii) consummation of the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”): (1) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (1) with respect to those agreements or instruments which are listed in Part II of the Registration Statement), (2) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (3) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (3) with respect to the Specified Law); and

ii.

none of (i) the execution and delivery by the Company of each of the Transaction Documents, (ii) the performance by the Company of its obligations under each of the Transaction Documents or (iii) consummation of the Business Combination requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction (except that we do not make the assumption set forth in this clause (b) with respect to the Specified Law).

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the Specified Law be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement.

We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

DLA Piper Singapore Pte. Ltd.